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                                                                     Exhibit 2.1

                                 FIRST AMENDMENT
                                       TO
                          AGREEMENT AND PLAN OF MERGER

                  This First Amendment (this "Amendment") to that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 8, 2003, by and between Prime Outlets Acquisition Company, LLC (the "Buyer") and Prime Retail, Inc. (the "Company") is entered into as of September 3, 2003, by and between the Buyer and the Company. Capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to them in the Merger Agreement.

                               W I T N E S S E T H

         WHEREAS, the Buyer and the Company have entered into the Merger Agreement, which provides that the Company will merge with and into the Buyer (the "Merger");

         WHEREAS, subject to certain concessions by the Company's officers and financial advisors and the Buyer's approval to increase the aggregate merger consideration, the board of directors of the Company, upon the recommendation of the special committee, approved a reallocation of the merger consideration among the classes of the Company's preferred and common stock to allocate $18.400 a share to the series A preferred stockholders, $8.169 a share to the series B preferred stockholders and $0.170 a share to the common stockholders;

         WHEREAS, pursuant to that certain letter dated as of August 27, 2003, Houlihan Lokey Howard & Zukin Capital ("Houlihan Lokey") agreed to reduce the fee otherwise payable to Houlihan Lokey in connection with the consummation of the Merger by $105,000 (the "Financial Advisor Concessions");

         WHEREAS, pursuant to that certain letter dated as of September 2, 2003, certain officers of the Company agreed to reduce the benefits otherwise payable to them under the Company's Long-Term Incentive Plan by an aggregate amount of $409,000 (the "Management LTIP Concessions" and, together with the Financial Advisor Concessions, the "Concessions");

         WHEREAS, the Buyer agreed to increase the aggregate consideration payable to the Company's stockholders in the Merger by an amount equal to the Concessions;

         WHEREAS, pursuant to those certain option cancellation agreements dated as of September 2, 2003 and subject to the terms and conditions contained therein, certain officers of the Company agreed to cancel for no consideration options to acquire 1,892,524 shares of the Company's common stock in the aggregate at an exercise price of $0.11 per share upon the consummation of the Merger; and

         WHEREAS, the Buyer and the Company wish to enter into this Amendment to make certain amendments to the Merger Agreement as more fully set forth herein.


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         NOW, THEREFORE, in consideration of the mutual agreements, covenants and considerations contained herein, the parties hereto agree as follows:

         1.       MERGER CONSIDERATION.
                  --------------------

                  Section 1.2(a) of the Merger Agreement is hereby amended by deleting the section in its entirety and inserting in lieu thereof the following:

                  "(a) CONVERSION OF COMPANY COMMON STOCK, COMPANY SERIES A PREFERRED STOCK AND COMPANY SERIES B PREFERRED STOCK. Except as otherwise provided herein, each share of Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to SECTION 1.2(b) hereof and Dissenting Shares) shall be converted into the following (collectively, the "MERGER CONSIDERATION");

                           (i) for each share of Company Common Stock, the right
                  to receive in cash an amount equal to $0.170 per share ("COMMON STOCK MERGER CONSIDERATION");

                           (ii) for each share of Company Series A Preferred
                  Stock, the right to receive in cash an amount equal to $18.400 per share; and

                           (iii) for each share of Company Series B Preferred
                  Stock, the right to receive in cash an amount equal to $8.169 per share.

         provided, however that the aggregate amount of Common Stock Merger Consideration (and the corresponding amount of Common Stock Merger Consideration per share) shall be reduced by the aggregate amount of Option Cancellation Expense and Warrant Cancellation Expense determined pursuant to SECTION 1.7 hereof.

         2.       COUNTERPARTS.
                  ------------

                  This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         3.       EFFECTIVENESS AND EFFECT UPON THE MERGER AGREEMENT.
                  --------------------------------------------------

                  This Amendment shall become effective as of the date first written above. Upon the effectiveness of this Amendment, each reference in the Merger Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of similar import shall mean and be a reference to the Merger Agreement as amended hereby.

         4.       OTHER TERMS AND CONDITIONS.
                  --------------------------

                  All other terms and conditions of the Merger Agreement shall remain in full force and effect.

                                    * * * * *

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         IN WITNESS WHEREOF, the Buyer and the Company have caused this
Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                        PRIME OUTLETS ACQUISITION COMPANY, LLC

                                        By: /s/ DAVID LICHTENSTEIN
                                            ----------------------------------
                                            a duly authorized signatory


                                        PRIME RETAIL, INC.

                                        By: /s/  GLENN D. RESCHKE
                                        ---------------------------
                                        a duly authorized signatory


Amended and Accepted for
purposes of Section 4 hereof only:

LIGHTSTONE GROUP, LLC

By: /s/ DAVID LICHTENSTEIN
    ----------------------
    a duly authorized signatory


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